Exhibit 35.3

GCO EDUCATION LOAN FUNDING TRUST-1

OFFICER’S CERTIFICATE OF THE

SUBSERVICER

GCO Education Loan Funding Corp	Standard & Poor’s Ratings Services
6312 South Fiddler’s Green Circle, Suite 400N	55 Water Street
Greenwood Village, CO 80111	New York, NY 10041
Attention: Ronald W. Page	Attention: Asset-Backed Surveillance Group

Zions First National Bank	Fitch Ratings
717 17th Street, Suite 301	One State Street Plaza
Denver, CO 80202	New York, NY 10004
Attention: Corporate Trust Department	Attention: Structured Finance

GCO Education Loan Funding Trust-I	Moody’s Investors Service Inc.
c/o Wilmington Trust Company	99 Church Street
Rodney Square North, 1100 North Market Street	New York, NY 10007
Wilmington, DE 19890-0001	Attention: Structured Finance
Attention: Corporate Trust Administration

Pursuant to Section 12.01 of the Indenture of Trust by and among GCO Education Loan Funding Trust-I, as Issuer, Zions First National Bank, as Indenture Trustee, and Zions First National Bank, as Eligible Lender Trustee, dated as of March 1, 2003, as amended and supplemented, the undersigned hereby certifies that (a) a review of the activities of CFS-SunTech Servicing LLC (“the Subservicer”) during the calendar year ended December 31, 2006 and of its performance under the Loan Servicing Agreement, dated as of September 1, 2006, between the Subservicer and GCO Education Loan Funding Corp., as Servicer (the “Subservicing Agreement”) has been made under the supervision of the undersigned; and (b) to the best of the undersigned’s knowledge, based on such review, the Subservicer has fulfilled all its obligations under the Subservicing Agreement throughout such year.

CFS-SUNTECH SERVICING LLC,
as Subservicer
Dated as of: December 31, 2006	By:	/s/ John Michael Hart
	Name:	John Michael Hart
	Title:	Senior Vice President